UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 30, 2020

Date of Report (Date of earliest event reported)

Bicycle Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-38916	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B900, Babraham Research Campus Cambridge CB22 3AT United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 1223 261503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.01 per share	n/a	The Nasdaq Stock Market LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.01 per share	BCYC	The Nasdaq Stock Market LLC

* Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company         ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement

On September 30, 2020 (the “Closing Date”), Bicycle Therapeutics plc (the “Company”) and certain of its subsidiaries (together with the Company, the “Borrowers”) entered into a loan and security agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), which provided for aggregate maximum borrowings of up to $40.0 million, consisting of (i) a term loan of $15.0 million, which was funded on September 30, 2020, (ii) subject to customary conditions, an additional term loan of up to $15.0 million available from September 30, 2020 through March 15, 2021, and (iii) subject to the Borrowers achieving certain performance milestones and satisfying customary conditions and available until March 15, 2022, an additional term loan of $10.0 million.

Borrowings under the Loan Agreement bear interest at an annual rate equal to the greater of (i) 8.85% or (ii) 5.60% plus the Wall Street Journal prime rate. Payments under the Loan Agreement are interest only until the first principal payment is due on November 1, 2022 (or if the Borrowers achieve the certain performance milestones, the interest only period is extended with the first principal payment due on May 1, 2023), followed by equal monthly payments of principal and interest through the scheduled maturity date on October 1, 2024 (the “Maturity Date”).

At Borrowers’ option, the Borrowers may prepay all or any portion greater than $5.0 million of the outstanding borrowings, subject to a prepayment premium equal to (i) 2.0% of the principal amount outstanding if the prepayment occurs during the first year following the Closing Date, (ii) 1.5% of the principal amount outstanding if the prepayment occurs during the second year following the Closing Date, and (iii) 1.0% of the principal amount outstanding if the prepayment occurs thereafter but prior to the Maturity Date. In addition, the Borrowers paid a $200,000 facility charge upon closing. The Loan Agreement also provides for an end of term charge, payable upon maturity or the repayment of obligations under the agreement, equal to 5.0% of the principal amount repaid, which such end of term charge shall be in an aggregate amount no less than $1,500,000.

Borrowings under the Loan Agreement are collateralized by substantially all of the Borrowers personal property and other assets, other than its intellectual property. The Loan Agreement includes a right for the lenders to invest in an amount of up to $2.0 million in the closing of any financings of Borrowers after the Closing Date that result in aggregate proceeds to Borrowers of at least $10.0 million. In addition, the Loan Agreement includes customary affirmative and restrictive covenants and representations and warranties, including a covenant against the occurrence of a “change in control,” financial reporting obligations, and certain limitations on indebtedness, liens (including a negative pledge on intellectual property and other assets), investments, distributions (including dividends), collateral, investments, transfers, mergers or acquisitions, taxes, corporate changes, and deposit accounts. The Loan Agreement also includes customary events of default, including payment defaults, breaches of covenants following any applicable cure period, the occurrence of certain events that could reasonably be expected to have a “material adverse effect” as set forth in the Loan Agreement, cross acceleration to third-party indebtedness and certain events relating to bankruptcy or insolvency. Upon the occurrence of an event of default, a default interest rate of an additional 5.0% may be applied to the outstanding principal balance, and Hercules may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

The description of the Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 1, 2020, the Company issued a press release regarding the Loan Agreement and other matters, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 regarding the Loan Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement, dated September 30, 2020, by and among Bicycle Therapeutics plc, BicycleTx Limited and BicycleRD Limited, the lenders party thereto, and Hercules Capital, Inc., as administrative and collateral agent.
99.1	Press Release, dated October 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2020	BICYCLE THERAPEUTICS PLC

By:	/s/ Lee Kalowski
Name: Lee Kalowski
Title: Chief Financial Officer